Exhibit 99.1
Callon Petroleum Company Announces Second Quarter 2023 Results

Delivered 7% sequential production growth
Capital expenditures at low end of guidance
13th straight quarter of delivering adjusted free cash flow
Share buyback program to commence in 3Q

HOUSTON, August 2, 2023 /PRNewswire/ - Callon Petroleum Company (NYSE: CPE) (“Callon” or the “Company”) today reported second quarter 2023 financial and operating results. A conference call to discuss the results is planned for 8 a.m. CDT, Thursday, August 3. Slides accompanying today’s release are available at www.callon.com/investors.
Second Quarter 2023 Highlights
•Generated 7% sequential growth in total daily production volumes and 5% sequential growth in daily oil volumes (107 MBoe/d and 63 MBbls/d, respectively)
•Capital expenditures at the low end of guidance at $285.1 million
•Reduced lease operating expense on a per unit basis by 6% sequentially
•3rd Bone Spring Shale well in Ward County is outperforming expectations, expanding the development area for this formation within the Company’s Delaware Basin footprint
•Net loss of $107.9 million, or $1.74 per share (all share amounts are stated on a diluted basis), adjusted EBITDAX of $332.3 million, and adjusted income of $123.1 million or $1.99 per share
•Net cash provided by operating activities was $279.5 million and adjusted free cash flow was $12.3 million

“The second quarter highlighted the contributions from several large-scale projects across the Permian Basin combined with improvements in our cash operating structure and efficiencies in our capital spending program,” said Joe Gatto, President and Chief Executive Officer. “We enter the second half of 2023 as a Permian-focused company with multiple initiatives to drive further improvements in our capital efficiency and operating margins which are already delivering near-term results. Importantly, we now progress forward with another lever to increase shareholder value through a share repurchase program that will complement further reductions in our debt balances.”
Financial Results
Callon reported a second quarter 2023 net loss of $107.9 million, or $1.74 per share, and adjusted EBITDAX of $332.3 million. Excluding a one-time $406.9 million non-cash impairment charge related to the sale of the Eagle Ford assets as well as other items, adjusted income was $123.1 million, or $1.99 per share.
The Company generated $279.5 million of net cash provided from operating activities in the second quarter. Total operational capital expenditures for the quarter were $285.1 million. Callon expects adjusted free cash flow to increase in the second half of 2023 materially and be allocated between debt reduction and the recently announced two-year, $300 million share buyback program.
Operational Results
Second quarter production averaged 107 MBoe/d (59% oil and 80% liquids), in line with guidance. During the quarter, 32 gross wells were turned in-line.
Average realized commodity prices during the quarter were $73.52 per Bbl for oil (100% of NYMEX WTI), $19.87 per Bbl for natural gas liquids, and $1.23 per MMBtu for natural gas (53% of NYMEX HH). Total average realized price for the period was $49.00 per Boe on an unhedged basis.
Lease operating expense, which includes workover expense, for the quarter was $76.8 million or $7.89 per Boe compared to $75.1 million or $8.36 per Boe in the first quarter of 2023. The sequential per unit decrease was primarily related to increases in total production volumes.
Third and Fourth Quarter Outlook and Guidance
Callon entered the third quarter running seven drilling rigs, five in the Delaware Basin, one in the Midland Basin, and one in the Eagle Ford. Upon closing the Eagle Ford divestiture on July 3rd, the acquiring party assumed the Eagle Ford rig.
Callon has finalized plans for integrating the newly acquired Delaware Basin assets into its scaled co-development model and drilling and completion schedules. The Company intends to release a drilling rig in the Permian Basin in August and maintain a 5-rig drilling program through the end of the year. Development activity on the acquired assets is scheduled to resume in the second half after the previous operator dropped its one drilling rig in the second quarter. Five drilled but uncompleted wells acquired with the asset package are expected to be turned to sales in the fourth quarter.
During the second quarter, the now divested Eagle Ford assets produced 17 MBoe/d and the newly acquired Delaware assets produced 14 MBoe/d. Transitioning to the third quarter, the Company expects to produce 100 – 103 MBoe/d, which includes oil volumes of 60 – 62 MBbls/d. These estimates include the impact of a force majeure event at a large Midland Basin natural gas processing facility in July that lasted for 14 days. Given the elevated occurrences of weather-related power and midstream disruptions experienced during June and July, the Company has also assumed incremental downtime above previous seasonal levels used for forecasting. Combined, these two factors reduced third quarter production estimates by approximately 1,500 Boe/d. Wells turned in-line are expected to be 30 - 35 gross operated wells (27 - 32 net). Operational capital expenditures are expected to be $250 - $275 million on an accrual basis.
For the fourth quarter, Callon expects to produce 104 – 108 MBoe/d which includes oil volumes of 63 – 65 MBbls/d.
Capital spending for the second half now includes approximately $15 million in non-operated capital projects previously budgeted for 2024 due to a change in the operator’s schedule. Despite the incremental activity, Callon’s 2023 full-year capital expenditure guidance is unchanged due to identified savings related to the base activity plan that offset the project spend. The production contribution from these non-operated capital projects is expected in 2024.
Full-year 2023 production and capital spending guidance remains unchanged and is available in the accompanying presentation.
Capital Structure Update
As of June 30, 2023, the drawn balance on the revolving credit facility was $528.0 million. After the quarter end, the Company applied the net cash proceeds from the recent transactions to pay down the revolving credit facility and redeemed all $187.2 million of Callon’s outstanding 8.25% Senior Notes due 2025 at par. The pro forma effect of these subsequent events leaves Callon with approximately $1.1 billion of liquidity and less than $2.0 billion of total debt.
In the second quarter, Callon received upgrades from two rating agencies. Standard & Poor's Global Ratings upgraded Callon’s issuer credit rating to B+ and its senior unsecured notes rating to BB- with a stable outlook; and Fitch Ratings upgraded Callon’s long-term issuer default rating to B+ with a stable outlook and its senior unsecured notes rating to BB-.
Earnings Call Information
The Company plans to host a conference call on Thursday, August 3, 2023, to discuss its second quarter 2023 financial and operating results and outlook for the remainder of 2023.
Please join Callon Petroleum Company via the Internet for a webcast of the conference call:

Date/Time:	Thursday, August 3, 2023, at 8:00 a.m. Central Daylight Time (9:00 a.m. Eastern Daylight Time)
Webcast:	Select “News & Events” under the “Investors” section of the Company’s website: www.callon.com.
An archive of the conference call webcast will be available at www.callon.com under the “Investors” section of the website.
About Callon Petroleum
Callon Petroleum Company is an independent oil and natural gas company focused on the acquisition, exploration and sustainable development of high-quality assets in the Permian Basin in West Texas.
Contact Information
Kevin Smith
Director of Investor Relations
Callon Petroleum Company
ir@callon.com
(281) 589-5200
Cautionary Statement Regarding Forward Looking Information
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include all statements regarding the Company’s expectations and plans with respect to its share repurchase program; wells anticipated to be drilled and placed on production; future levels of development activity and associated production, capital expenditures and cash flow expectations and expected uses thereof; the Company’s production and expenditure guidance; estimated reserve quantities and the present value thereof; future debt levels and leverage; and the implementation of the Company’s business plans and strategy, as well as statements including the words “believe,”

“expect,” “plans,” “may,” “will,” “should,” “could,” and words of similar meaning. These statements reflect the Company’s current views with respect to future events and financial performance based on management’s experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. No assurances can be given, however, that these events will occur or that these projections will be achieved, and actual results could differ materially from those projected as a result of certain factors. Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law. Some of the factors which could affect our future results and could cause results to differ materially from those expressed in our forward-looking statements include the volatility of oil and natural gas prices; changes in the supply of and demand for oil and natural gas, including as a result of actions by, or disputes among members of OPEC and other oil and natural gas producing countries with respect to production levels or other matters related to the price of oil; general economic conditions, including the availability of credit, inflation or rising interest rates; our ability to drill and complete wells; operational, regulatory and environment risks; the cost and availability of equipment and labor; our ability to finance our development activities at expected costs or at expected times or at all; rising interest rates and inflation; our inability to realize the benefits of recent transactions; currently unknown risks and liabilities relating to the newly acquired assets and operations; adverse actions by third parties involved with the transactions; risks that are not yet known or material to us; and other risks more fully discussed in our filings with the U.S. Securities and Exchange Commission (the “SEC”), including our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, available on our website or the SEC’s website at www.sec.gov. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.
Non-GAAP Financial Measures
This news release refers to non-GAAP financial measures such as “adjusted free cash flow,” “adjusted EBITDAX,” “adjusted income,” and “adjusted income per diluted share.” These measures, detailed below, are provided in addition to, and not as an alternative for, and should be read in conjunction with, the information contained in our financial statements prepared in accordance with GAAP (including the notes), included in our filings with the SEC and posted on our website.
•Adjusted free cash flow is a supplemental non-GAAP measure that is defined by the Company as net cash provided by operating activities before net change in working capital, changes in accrued hedge settlements, merger, integration and transaction expense, and other income and expense, less capital expenditures before increase (decrease) in accrued capital expenditures. We believe adjusted free cash flow provides useful information to investors because it is a comparable metric against other companies in the industry and is a widely accepted financial indicator of an oil and natural gas company’s ability to generate cash for the use of internally funding their capital development program and to service or incur debt. Adjusted free cash flow is not a measure of a company’s financial performance under GAAP and should not be considered as an alternative to net cash provided by operating activities, or as a measure of liquidity.
•The Company is unable to reconcile projected adjusted free cash flow to projected net cash provided by operating activities, the most comparable financial measure calculated in accordance with GAAP, without unreasonable efforts because components of the calculations are inherently unpredictable, such as changes to current assets and liabilities, the timing of capital expenditures, movements in oil and gas pricing, unknown future events, and estimating future certain GAAP measures. The inability to project certain components of the calculation would significantly affect the accuracy of the reconciliation.
•Callon calculates adjusted EBITDAX as net income (loss) before interest expense, income tax expense (benefit), depreciation, depletion and amortization, (gains) losses on derivative instruments excluding net settled derivative instruments, impairment of oil and gas properties, non-cash share-based compensation expense, exploration expense, merger, integration and transaction expense, (gain) loss on extinguishment of debt, and certain other expenses. Adjusted EBITDAX is not a measure of financial performance under GAAP. Accordingly, it should not be considered as a substitute for net income (loss), operating income (loss), cash flow provided by operating activities or other income or cash flow data prepared in accordance with GAAP. However, the Company believes that adjusted EBITDAX provides useful information to investors because it provides additional information with respect to our performance or ability to meet our future debt service, capital expenditures and working capital requirements. Because adjusted EBITDAX excludes some, but not all, items that affect net income (loss) and may vary among companies, the adjusted EBITDAX presented above may not be comparable to similarly titled measures of other companies.
•Adjusted income and adjusted income per diluted share are supplemental non-GAAP measures that Callon believes are useful to investors because they provide readers with a meaningful measure of our profitability before recording certain items whose timing or amount cannot be reasonably determined. These measures exclude the net of tax effects of these items and non-cash valuation adjustments, which are detailed in the reconciliation provided. Adjusted income and adjusted income per diluted share are not measures of financial performance under GAAP. Accordingly, neither should be considered as a substitute for net income (loss), operating income (loss), or other income data prepared in accordance with GAAP. However, the Company believes that adjusted income and adjusted income per diluted share provide additional information with respect to our performance. Because adjusted income and adjusted income per diluted share exclude some, but not all, items that affect net income (loss) and may vary among companies, the adjusted income and adjusted income per diluted share presented above may not be comparable to similarly titled measures of other companies.
•Adjusted diluted weighted average common shares outstanding is a non-GAAP financial measure which includes the effect of potentially dilutive instruments that, under certain circumstances described below, are excluded from diluted weighted average common shares outstanding, the most directly comparable GAAP financial measure. When a net loss exists, all potentially dilutive instruments are anti-dilutive to the net loss per common share and therefore excluded from the computation of diluted weighted average common shares outstanding. The effect of potentially dilutive instruments are included in the computation of adjusted diluted weighted average common shares outstanding for purposes of computing adjusted income per diluted share.
Adjusted Income and Adjusted EBITDAX. The following tables reconcile the Company’s adjusted income and adjusted EBITDAX to net income (loss):

	Three Months Ended
	June 30, 2023	March 31, 2023	June 30, 2022
	(In thousands except per share data)
Net income (loss)	($107,896)	$220,638	$303,251
(Gain) loss on derivative contracts	(5,941)	(25,645)	81,648
Gain (loss) on commodity derivative settlements, net	13,663	12,012	(184,558)
Non-cash expense (benefit) related to share-based awards	3,688	1,881	(3,357)
Impairment of oil and gas properties	406,898	—	—
Merger, integration and transaction	1,543	—	—
Other (income) expense	54	(6,414)	1,051
Loss on extinguishment of debt	—	—	42,417
Tax effect on adjustments above (a)	(88,180)	3,815	13,188
Change in valuation allowance	(100,749)	(86,383)	(61,123)
Adjusted income	$123,080	$119,904	$192,517

Net income (loss) per diluted share	($1.74)	$3.57	$4.90
Adjusted income per diluted share	$1.99	$1.94	$3.11

Basic weighted average common shares outstanding	61,856	61,625	61,679
Diluted weighted average common shares outstanding (GAAP)	61,856	61,874	61,909
Effect of potentially dilutive instruments	55	—	—
Adjusted diluted weighted average common shares outstanding	61,911	61,874	61,909
(a)Calculated using the federal statutory rate of 21%.

	Three Months Ended
	June 30, 2023	March 31, 2023	June 30, 2022
	(In thousands)
Net income (loss)	($107,896)	$220,638	$303,251
(Gain) loss on derivative contracts	(5,941)	(25,645)	81,648
Gain (loss) on commodity derivative settlements, net	13,663	12,012	(184,558)
Non-cash expense (benefit) related to share-based awards	3,688	1,881	(3,357)
Impairment of oil and gas properties	406,898	—	—
Merger, integration and transaction	1,543	—	—
Other (income) expense	54	(6,414)	1,051
Income tax (benefit) expense	(156,212)	(50,695)	3,240
Interest expense	47,239	46,306	46,995
Depreciation, depletion and amortization	127,348	125,965	115,956
Exploration	1,882	2,232	2,410
Loss on extinguishment of debt	—	—	42,417
Adjusted EBITDAX	$332,266	$326,280	$409,053
Adjusted Free Cash Flow. The following table reconciles the Company’s adjusted free cash flow to net cash provided by operating activities:

	Three Months Ended
	June 30, 2023	March 31, 2023	June 30, 2022
	(In thousands)
Net cash provided by operating activities	$279,522	$247,913	$336,085
Changes in working capital and other	11,188	18,869	29,007
Changes in accrued hedge settlements	638	12,791	1,839
Merger, integration and transaction	1,543	—	—
Cash flow from operations before net change in working capital	292,891	279,573	366,931

Capital expenditures	293,697	204,900	176,611
Increase (decrease) in accrued capital expenditures	(13,083)	67,460	65,110
Capital expenditures before accruals	280,614	272,360	241,721

Adjusted free cash flow	$12,277	$7,213	$125,210

Callon Petroleum Company
Consolidated Balance Sheets
(In thousands, except par and share amounts)

	June 30, 2023	December 31, 2022*
ASSETS
Current assets:
Cash and cash equivalents	$3,650	$3,395
Accounts receivable, net	164,708	237,128
Fair value of derivatives	14,960	21,332
Assets held for sale	606,614	—
Other current assets	37,975	35,783
Total current assets	827,907	297,638
Oil and natural gas properties, successful efforts accounting method:
Proved properties, net	4,216,641	4,851,529
Unproved properties	1,203,168	1,225,768
Total oil and natural gas properties, net	5,419,809	6,077,297
Other property and equipment, net	26,596	26,152
Deferred income taxes	198,534	—
Deferred financing costs	15,447	18,822
Other assets, net	77,265	68,560
Total assets	$6,565,558	$6,488,469
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$507,471	$536,233
Fair value of derivatives	1,506	16,197
Liabilities associated with assets held for sale	71,114	—
Other current liabilities	100,701	150,384
Total current liabilities	680,792	702,814
Long-term debt	2,268,116	2,241,295
Asset retirement obligations	36,235	53,892
Fair value of derivatives	1,941	13,415
Other long-term liabilities	35,802	51,272
Total liabilities	3,022,886	3,062,688
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.01 par value, 130,000,000 shares authorized; 61,888,356 and 61,621,518 shares outstanding, respectively	619	616
Capital in excess of par value	4,026,340	4,022,194
Accumulated deficit	(484,287)	(597,029)
Total stockholders’ equity	3,542,672	3,425,781
Total liabilities and stockholders’ equity	$6,565,558	$6,488,469

*Financial information for the prior period has been recast to reflect retrospective application of the successful efforts method of accounting. For additional information, refer to our Form 10-Q for the period ended June 30, 2023.

Callon Petroleum Company
Consolidated Statements of Operations
(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022*	2023	2022*
Operating Revenues:
Oil	$421,775	$619,812	$831,331	$1,173,061
Natural gas	14,423	64,913	38,009	108,889
Natural gas liquids	40,629	75,530	83,999	143,148
Sales of purchased oil and gas	85,456	153,365	168,990	265,740
Total operating revenues	562,283	913,620	1,122,329	1,690,838

Operating Expenses:
Lease operating	76,788	72,940	151,890	140,268
Production and ad valorem taxes	24,706	44,873	57,427	82,551
Gathering, transportation and processing	27,338	23,267	53,315	44,042
Exploration	1,882	2,410	4,114	4,295
Cost of purchased oil and gas	88,768	155,397	174,829	266,668
Depreciation, depletion and amortization	127,348	115,956	253,313	229,599
Impairment of oil and gas properties	406,898	—	406,898	—
General and administrative	29,768	20,175	57,566	47,232
Merger, integration and transaction	1,543	—	1,543	769
Total operating expenses	785,039	435,018	1,160,895	815,424
Income (Loss) From Operations	(222,756)	478,602	(38,566)	875,414

Other (Income) Expenses:
Interest expense	47,239	46,995	93,545	94,091
(Gain) loss on derivative contracts	(5,941)	81,648	(31,586)	439,948
Loss on extinguishment of debt	—	42,417	—	42,417
Other (income) expense	54	1,051	(6,360)	269
Total other (income) expense	41,352	172,111	55,599	576,725

Income (Loss) Before Income Taxes	(264,108)	306,491	(94,165)	298,689
Income tax benefit (expense)	156,212	(3,240)	206,907	(3,153)
Net Income (Loss)	($107,896)	$303,251	$112,742	$295,536

Net Income (Loss) Per Common Share:
Basic	($1.74)	$4.92	$1.83	$4.80
Diluted	($1.74)	$4.90	$1.82	$4.77

Weighted Average Common Shares Outstanding:
Basic	61,856	61,679	61,741	61,583
Diluted	61,856	61,909	61,939	61,956

*Financial information for the prior period has been recast to reflect retrospective application of the successful efforts method of accounting. For additional information, refer to our Form 10-Q for the period ended June 30, 2023.

Callon Petroleum Company
Consolidated Statements of Cash Flows
(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022*	2023	2022*
Cash flows from operating activities:
Net income (loss)	($107,896)	$303,251	$112,742	$295,536
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion and amortization	127,348	115,956	253,313	229,599
Impairment of oil and gas properties	406,898	—	406,898	—
Amortization of non-cash debt related items, net	2,614	3,372	5,245	7,121
Deferred income tax benefit	(152,864)	—	(204,841)	—
(Gain) loss on derivative contracts	(5,941)	81,648	(31,586)	439,948
Cash received (paid) for commodity derivative settlements, net	13,025	(186,397)	12,246	(287,922)
Loss on extinguishment of debt	—	42,417	—	42,417
Non-cash expense (benefit) related to share-based awards	3,688	(3,357)	5,569	2,686
Other, net	1,776	2,306	592	5,200
Changes in current assets and liabilities:
Accounts receivable	18,552	(14,072)	42,571	(123,902)
Other current assets	(4,986)	(3,317)	(6,604)	(7,497)
Accounts payable and accrued liabilities	(22,692)	(5,722)	(68,710)	(19,280)
Net cash provided by operating activities	279,522	336,085	527,435	583,906
Cash flows from investing activities:
Capital expenditures	(293,697)	(176,611)	(498,597)	(344,881)
Acquisition of oil and gas properties	(8,459)	(6,146)	(14,450)	(15,314)
Deposit for acquisition of oil and gas properties	(36,000)	—	(36,000)	—
Proceeds from sales of assets	59	106	2,113	4,590
Cash paid for settlement of contingent consideration arrangement	—	—	—	(19,171)
Other, net	(566)	5,074	(1,638)	8,709
Net cash used in investing activities	(338,663)	(177,577)	(548,572)	(366,067)
Cash flows from financing activities:
Borrowings on credit facility	855,000	1,051,000	1,524,500	1,724,000
Payments on credit facility	(792,300)	(984,000)	(1,499,500)	(1,730,000)
Issuance of 7.5% Senior Notes due 2030	—	600,000	—	600,000
Redemption of 6.125% Senior Notes due 2024	—	(467,287)	—	(467,287)
Redemption of 9.0% Second Lien Senior Secured Notes due 2025	—	(339,507)	—	(339,507)
Payment of deferred financing costs	(8)	(10,542)	(50)	(10,542)
Other, net	(3,271)	(6,222)	(3,558)	1,715
Net cash provided by (used in) financing activities	59,421	(156,558)	21,392	(221,621)
Net change in cash and cash equivalents	280	1,950	255	(3,782)
Balance, beginning of period	3,370	4,150	3,395	9,882
Balance, end of period	$3,650	$6,100	$3,650	$6,100

*Financial information for the prior period has been recast to reflect retrospective application of the successful efforts method of accounting. For additional information, refer to our Form 10-Q for the period ended June 30, 2023.

SOURCE Callon Petroleum Company